Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

among

RELMADA THERAPEUTICS, INC.

and

MEDEOR, INC.

dated as of

December 31, 2013

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement"), is entered into as of December ____, 2013, by and between RELMADA THERAPUETICS, INC., a Delaware corporation (the "Company") and MEDEOR, INC., a Delaware corporation ("Medeor"). The Company and Medeor are sometimes individually referred to as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them as set forth in Annex I hereto.

RECITALS

WHEREAS, the respective boards of directors of Relmada and Medeor have approved and declared advisable the merger of Medeor in and to Relmada (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

WEHREAS, Medeor's Board of Directors has recommended that the shareholders of Medeor vote to approve the Merger and other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and efficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

The Merger

Section 1.01 The Merger. At the Effective Time and upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Article VI, and in accordance with the DGCL, at the Effective Time Medeor shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Medeor shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As part of the Merger, the Company shall issue an aggregate of 25,000,000 shares of its common stock (the "Merger Consideration") to Medeor and/or its shareholders in the manner further described herein. As of the date of this Agreement, the Merger Consideration represents approximately 7.48% of the Company's fully diluted shares, including shares reserved for future issuance, before the Merger.

Section 1.02 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 1.03 Effects of the Merger.

(a)           At the Effective Time, the Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Medeor shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of the Company and Medeor shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(b)           For the avoidance of doubt, at the effective time, all of Medeor's rights, title and interest to all of Medeor's Intellectual Property as set forth in the Medeor Disclosure Schedules or otherwise, shall vest and endure to the Surviving Corporation. By virtue of the Merger, all of Medeor's assets, whether owned, licensed or held through contractual rights or otherwise, shall become the assets of the Surviving Corporation. The assets shall include, among other things, all existing and future Intellectual Property related to Paolo Manfredi and/or Chuck Inturrisi's work on d-methadone ("D-Meth), whether currently approved or pending, as well as the psychiatric (depression) patent related thereto and all of the Intellectual Property covered under the Cornell Agreement, assuming the parties obtain the Cornell Consent (as hereinafter defined).

Section 1.04 Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and By-laws of the Company as in effect immediately prior to the Effective Time shall automatically and without further action be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

Section 1.05 Directors and Officers. Unless otherwise directed by the Company, the directors and officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Section 1.06 Tax Consequences. The Merger is intended by the Parties to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The Parties adopt this Agreement as a “plan of reorganization within the meaning of Treasury Regulation Section 1.368.

Section 1.07 Prior Agreement. Following receipt of the Cornell Consent (as hereinafter defined) and the Closing, so long as the Cornell Agreement has been fully assigned to the Company, all of the rights granted under that certain License, Development and Commercialization Agreement between the Company and Medeor dated as of April 17, 2012 (the "Initial D-Meth License Agreement") shall terminate and be null and void with no further force or effect.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange Procedures

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of either Party or the holder of any capital stock of the Company or Medeor:

(a)      Each share of common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time ("Company Common Stock") shall remain unchanged in the hands of the holder thereof and thereafter represent one (1) outstanding share of the common stock of the Surviving Corporation.

(b)      Each share of common stock, par value $0.0001 per share, of Medeor issued and outstanding immediately prior to the Effective Time ("Medeor Common Stock") shall be converted into and thereafter reflect the right to receive the Per Share Merger Consideration. For purposes of this Agreement, the "Per Share Merger Consideration" shall be calculated as the number equal to: (i) the Merger Consideration divided by (ii) the total number of issued and outstanding shares of Medeor Common Stock outstanding immediately prior to the Effective Time. For illustrative purposes only, if there are 187,170.17 shares of Medeor Common Stock outstanding immediately prior to the Effective Time, the Per Share Merger Consideration shall be 134 (25,000,000/187,170.17, rounded up to the nearest whole number as per Section 2.07 below), so that each share of Medeor Common Stock outstanding immediately prior to the Effective Time shall immediately after the Effective Time represent the right to receive 134 shares of newly issued, fully paid and non-assessable shares of the Company's common stock.

(c)      If between the date of this Agreement and the Effective Time the number of outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(d)      As soon as practicable after the Effective Time, the Company shall appoint either itself or an exchange agent reasonably acceptable to Medeor (in either case, the "Exchange Agent") to act as the agent for the purpose of exchanging the Merger Consideration for the stock certificates evidencing Medeor Common Stock (collectively, the “Certificates”). The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Medeor Common Stock for the Merger Consideration. Promptly after the Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Medeor Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

(e)      Each holder of shares of Medeor Common Stock that shall be entitled to receive the Merger Consideration upon surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. Until so surrendered and subject to the terms set forth herein, each such Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates so surrendered shall immediately be cancelled or deemed cancelled.

(f)      If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(g)      Notwithstanding anything to the contrary contained in this Agreement, if any of the Certificates are lost, stolen, mutilated or otherwise destroyed, the owner of the Medeor Common Stock otherwise represented thereby, may instead submit to the Company an affidavit of lost instrument as a condition to the delivery of such owner's share of the Merger Consideration.

Section 2.02 Cancellation of Medeor Shares. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Medeor Common Stock formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of shares of Medeor Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

Section 2.03 No Further Liability. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of shares of Medeor Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Medeor Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.04 Stock Transfer Books. At the Effective Time, the stock transfer books of Medeor shall be closed, and thereafter there shall be no further registration of transfers of shares of Medeor Common Stock theretofore outstanding on the records of Medeor. From and after the Effective Time, the holders of certificates representing shares of Medeor Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by Law.

Section 2.05 Options, Warrants and Rights. Prior to the Effective Time, Medeor shall terminate or cause to be terminated, all unexercised stock options and warrants to purchase shares of Medeor Common Stock and all other rights to acquire or receive any equity securities of Medeor (whether or not exercisable) (collectively, the "Medeor Derivative Securities"), in each case that are outstanding immediately prior to the Effective Time without the payment of consideration to the holders thereof.

Section 2.06 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Medeor Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Medeor Common Stock being referred to collectively as the "Dissenting Shares" until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Medeor Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Article II, without interest thereon, upon surrender of such Certificate formerly representing such share. Following the Effective Time, the Company shall have the right to direct all negotiations and proceedings with respect to any such demands.

Section 2.07 Fractional Shares. No certificates or scrip representing fractional shares of Common Stock of the Surviving Corporation shall be issued upon the surrender for exchange of Certificates, but rather the number of shares of Merger Consideration to be issued shall be rounded up to the nearest whole number.

Section 2.08 Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Medeor or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Medeor or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.09 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such Person of a bond, in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Medeor Common Stock formerly represented by such Certificate as contemplated under this Article II.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Medeor that, except as set forth in the Disclosure Letter furnished by the Company to Medeor simultaneously with the execution hereof (the “Company Disclosure Letter”), which is hereby incorporated by reference, the statements contained in this Article III are true, complete and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true, complete and correct as of such date). As used herein, the term “Company Material Adverse Effect” shall mean: (a) any event, circumstance or occurrence that has resulted in, or would reasonably be expected to result in, a material adverse effect on the business, results of operations, tangible assets, and financial condition of the Company; or (b) any event, circumstance or occurrence that prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of the Company to consummate the Merger.

Section 3.1 Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and assets and to conduct its business as it is now being conducted. The Company is duly qualified or licensed to do business as a corporation, and is in good standing as a corporation, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.2 Corporate Records. Copies of the certificate of incorporation (the “Company Charter”) and of the by-laws of the Company heretofore made available to Medeor are true, complete and correct copies of such instruments as amended. The Company Charter and by-laws of the Company are in full force and effect. The Company is not in violation of any material provision of the Company Charter or its by-laws. The books and records, minute books, stock record books and other similar records of the Company, all of which have been made available to Medeor, are true, complete and correct in all material respects.

Section 3.3 Corporate Power and Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity. The Company's Board of Directors (the “Company Board”) have approved this Agreement in compliance with the Company Charter.

Section 3.4 Capitalization.

(a)       The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock, of which 24,707,394 shares are issued and outstanding as of the date hereof, and 286,713,049 shares are reserved for the conversion of the Company Preferred Stock and the exercise of Company options and warrants; and (ii) 500,000,000 shares of Company Preferred Stock, of which 255,000,000 shares are designated as Series A Preferred Stock, $0.01 par value per share (the "Series A Preferred Stock"), of which 136,041,275 are issued and outstanding as of the date of this Agreement. The capital stock of the Company is held as of the date hereof by the Persons and in the amount of shares as set forth in Section 3.4(a) of the Company Disclosure Letter. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with applicable Laws and all requirements set forth in contracts. There are no declared or accrued but unpaid dividends or distributions with respect to any shares of the capital stock of the Company.

(b)       Except as provided in the Relmada Stockholders Agreement, which is attached as Exhibit C hereto (the "Stockholders Agreement"), there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of shares of Company Common Stock to which the Company is a party or to which it is bound.

(c)       The shares of capital stock to be issued to Medeor stockholders in connection with the Merger will be duly authorized, validly issued, fully paid and non-assessable and will have been issued in compliance with applicable Laws and all requirements set forth in contracts to which the Company is a party.

Section 3.5 Subsidiaries. The Company does not hold or own, directly or indirectly, any securities, equity interests or rights in any other corporation, partnership, joint venture or other Person, and there are no outstanding contractual obligations of the Company to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 3.6 No Violation. Neither the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and thereunder, nor the consummation by the Company of the transactions contemplated hereby, will contravene any provision of the certificate of incorporation or by-laws of the Company or any organizational documents, (b) violate any Law or judgment applicable to the Company, (c) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the property held by the Company, or (d) require any consent or other action by any Person under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, change of control rights, cancellation, modification, enhancement of rights of third parties, revocation of grant of rights or assets, placement into or release from escrow of any assets of the Company or acceleration of any right or obligation of the Company or a loss of any benefit to which the Company is entitled under any note, bond, mortgage, indenture, deed of trust, license, contract, lease, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties or assets are bound or affected (including under any outstanding debt), except for as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or any notice or other action the absence of which, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. As used herein, “Permitted Liens” means with respect to any Person (A) such imperfections of title, easements, encumbrances or restrictions which do not materially impair the current use of such Person’s or any of its Subsidiary’s assets, (B) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (C) Liens for Taxes not yet due and payable, or being contested in good faith, and (D) purchase money Liens incurred in the ordinary course of business.

Section 3.7 Approvals. No consent, waiver, approval, order, authorization or declaration of, filing or registration with, or notice to, any Governmental Authority or other Person is required to be made, obtained or given by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, except for (a) such consents, waivers, approvals, orders, authorizations, declarations, filings, registrations and notices, which if not obtained or made would not reasonably be expected to have a Company Material Adverse Effect and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Section 3.8 Financial Statements; No Undisclosed Liabilities.

(a) The Company has made available to Medeor true, complete and correct copies of the Company’s (i) unaudited consolidated balance sheets as of December 31, 2012 and unaudited consolidated statements of income and cash flows for the years ended December 31, 2012 (the “Company Annual Financial Statements”) and (ii) an unaudited consolidated balance sheet of the Company (the “Company Balance Sheet”) as of September 30, 2013 (the “Company Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows for the nine-month period then ended (together with the Company Balance Sheet, the “Company Interim Financial Information”). The Company Interim Financial Information and the Company Annual Financial Statements are collectively referred to herein as the “ Company Financial Statements.” The Company Financial Statements have been prepared from, and in accordance with, the information contained in the books and records of the Company, which have been regularly kept and maintained in accordance with the Company’s normal and customary practices and applicable accounting practices and fairly present, in all material respects, the financial condition of the Company as of the dates thereof and results of operations and cash flows for the periods referred to therein, and have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, except (a) as otherwise stated therein (b) for such normal year-end adjustment (which have not been and will not be material); and (c) the absence of notes as required by GAAP.

(b) Since the Company Balance Sheet Date, the Company has not incurred any material Liabilities or obligations (whether direct, indirect, accrued or contingent), except for Liabilities or obligations incurred in the ordinary course of business and consistent with past practice.

Section 3.9 Ordinary Course Operations. Since the Company Balance Sheet Date, the Company has conducted its business in the ordinary course, consistent with past practice, and the Company has not taken any action which could reasonably be expected to result in either a breach of this Agreement by the Company or a Company Material Adverse Effect.

Section 3.10 Intellectual Property Matters.

(a)       The Company has made available to Medeor a true, complete and correct list of all United States, state, foreign and international: (i) patents (including, without limitation, patent applications) and any material invention disclosures for patent applications to be filed or under consideration for filing; (ii) trademark registrations, applications and material unregistered or common law trademarks; (iii) copyright registrations, applications and material unregistered copyrights. All such intellectual property rights have been duly maintained, is valid and subsisting, in full force and effect, has not been cancelled or abandoned, and has not expired. The Company has not granted to any third Person any exclusive right with respect to any of the Company’s intellectual property.

(b)       There is no pending or threatened claim against the Company or any alleging that the Company infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any third Person, or (ii) challenging the Company’s rights relating to its intellectual property and, to the Knowledge of the Company, there is no reasonable basis for a claim regarding any of the foregoing.

Section 3.11 Litigation. (a) There is no action pending or, to the Knowledge of the Company, threatened in writing against the Company or its properties (tangible or intangible) or its Directors or corporate officers in their respective capacities as such or for which the Company is obligated to indemnify a third party, (b) there is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened in writing, against the Company, its officers or Directors in their respective capacities as such or for which the Company is obligated to indemnify a third party, and (c) no Governmental Authority has provided the Company with written notice challenging or questioning in any material respect the legal right of the Company to conduct its operations as conducted at that time or as presently conducted.

Section 3.12 Compliance with Laws; Permits.

(a) The Company is, and since January 1, 2013 has been, in compliance in all material respects with all Laws applicable thereto, including those applicable by virtue of a contractual relationship with a third party. The Company is not in material violation of or in default under, and to the Knowledge of the Company, no event has occurred which, with the lapse of time or the giving of notice or both, would result in the material violation of or default under, the terms of any judgment, order, settlement or decree of any Governmental Authority.

(b) The Company is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof (the “Company Permits”), and, to the Knowledge of the Company, all such Company Permits are valid and in full force and effect.

Section 3.13 Taxes. Other than as set forth in Section 3.13 of the Company's Disclosure Letter, the Company has duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Authorities all Tax Returns (including all relevant elections associated with those Tax Returns) required to be filed by them or with respect to their income, properties or operations, and all such Tax Returns are true, complete and correct in all material respects.

Section 3.14 Insurance. The Company has made available to Medeor a true, complete and correct list of all material insurance policies or binders maintained by or for the benefit of the Company, its Directors, officers, employees or agents. All such policies or binders are in full force and effect and no premiums due and payable thereon are delinquent, (b) there are no pending material claims against such insurance policies or binders by the Company as to which the insurers have denied Liability, (c) the Company has complied in all material respects with the provisions of such policies and (d) there exist no material claims under such insurance policies or binders that have not been properly and timely submitted by the Company to its insurers.

Section 3.15 Related-Party Transactions. Other than advances to employees in the ordinary course for travel and similar reimbursable expenses consistent with Company policy, no employee, officer or Director of the Company or member of his or her immediate family is currently indebted to the Company. To the Knowledge of the Company, and except as set forth in Section 3.15 of the Company's Disclosure Letter, as of the date hereof none of such Persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company.

Section 3.16 Tax Treatment. None of the Company nor any of its Affiliates has taken or agreed to take any action that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.17 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement of the Company contained in the Company Disclosure Letter or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company hereunder, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein, not misleading.

Section 3.18 Section 251 of the DGCL. In compliance with Section 251(f) of DGCL, the Company hereby represents that no vote of its stockholders is necessary to authorize the Merger pursuant to Section 251 of the DGCL because (1) this Agreement does not amend in any respect the certificate of incorporation of the Company, (2) each share of stock of the Company outstanding immediately prior to the effective date of the Merger is to be an identical outstanding or treasury share of the Surviving Corporation after the effective date of the merger, and (3) the authorized unissued shares of the Company's common stock to be issued or delivered under the plan of merger, including the Merger Consideration, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the Company's common stock outstanding immediately prior to the Effective Date of the Merger. Accordingly, the Company has adopted this Agreement pursuant to Subsection (f) of Section 251 of the DGCL.

Section 3.19 Title to Assets. The Company owns outright and has good and marketable title to, a valid leasehold interest in or legally enforceable right to use, all of the assets reflected on the Company Balance Sheet, free and clear of all Encumbrances. On the Effective Date, all of the assets and properties of the Company shall be free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 3.20 Money Laundering. To the Knowledge of the Company, neither the Company nor any other Person associated with or acting on its behalf has directly or indirectly (x) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, domestic or foreign, regardless of form, whether in money, property, or services (i) in violation of any Law, or (ii) to foreign or domestic government officials or employees or to foreign or domestic political Parties or campaigns, (y) violated any applicable export control, money laundering or anti-terrorism Law, or otherwise taken any action that would be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or (z) established or maintained any fund or asset with respect to its business that has not been recorded in its books and records.

ARTICLE IV

Representations and Warranties of Medeor

Medeor represents and warrants to the Company that, except as set forth in the Disclosure Letter furnished by Medeor to the Company simultaneously with the execution hereof (the “Medeor Disclosure Letter”), which is hereby incorporated by reference, the statements contained in this Article IV are true, complete and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true, complete and correct as of such date). As used herein, the term “Medeor Material Adverse Effect” shall mean: (a) any event, circumstance or occurrence that has resulted in, or would reasonably be expected to result in, a material adverse effect on the business, results of operations, tangible assets, and financial condition of Medeor; or (b) any event, circumstance or occurrence that prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of Medeor to consummate the Merger.

Section 4.1 Organization and Good Standing. Medeor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and assets and to conduct its business as it is now being conducted. Medeor is duly qualified or licensed to do business as a corporation, and is in good standing as a corporation, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Medeor Material Adverse Effect.

Section 4.2 Corporate Records. Copies of the certificate of incorporation (the “Medeor Charter”) and of the by-laws of Medeor heretofore made available to Medeor are true, complete and correct copies of such instruments as amended. Medeor Charter and by-laws of Medeor are in full force and effect. Medeor is not in violation of any material provision of Medeor Charter or its by-laws. The books and records, minute books, stock record books and other similar records of Medeor, all of which have been made available to Medeor, are true, complete and correct in all material respects.

Section 4.3 Corporate Power and Authority. Medeor has the requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by Medeor of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Medeor. This Agreement has been duly executed and delivered by Medeor and constitutes the legal, valid and binding obligations of Medeor, enforceable against it in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity. The Board of Directors of Medeor (the “Medeor Board”) has unanimously approved this Agreement and recommended that the shareholders of Medeor approve the Merger and other transactions contemplated hereby.

Section 4.4 Capitalization.

(a)       The authorized capital stock of Medeor consists of 999,000 shares of Medeor Common Stock, of which 186,170.17 shares are issued and outstanding (on a fully diluted basis) as of the date hereof and 1,000 shares of preferred stock, none of which are issued and outstanding. The capital stock of Medeor is held as of the date hereof by the Persons and in the amount of shares as set forth in Section 4.4(a) of the Medeor Disclosure Letter. All outstanding shares of capital stock of Medeor are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with applicable Laws and all requirements set forth in contracts. There are no declared or accrued but unpaid dividends or distributions with respect to any shares of the capital stock of Medeor.

(b)       There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of shares of Medeor Common Stock to which Medeor is a party or to which it is bound.

(c)       Pursuant to Section 2.05, there shall be no Medeor Derivative Securities outstanding as of the Effective Time.

Section 4.5 Subsidiaries. Medeor does not hold or own, directly or indirectly, any securities, equity interests or rights in any other corporation, partnership, joint venture or other Person, and there are no outstanding contractual obligations of Medeor to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 4.6 No Violation. Neither the execution and delivery of this Agreement by Medeor, the performance by Medeor of its obligations hereunder, nor the consummation by Medeor of the transactions contemplated hereby, will contravene any provision of the certificate of incorporation or by-laws of Medeor or any organizational documents, (b) violate any Law or judgment applicable to Medeor, (c) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the property held by Medeor, or (d)require any consent or other action by any Person under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, change of control rights, cancellation, modification, enhancement of rights of third parties, revocation of grant of rights or assets, placement into or release from escrow of any assets of Medeor or acceleration of any right or obligation of Medeor or a loss of any benefit to which Medeor is entitled under any note, bond, mortgage, indenture, deed of trust, license, contract, lease, permit, franchise or other instrument or obligation to which Medeor is a party or by which Medeor or its properties or assets are bound or affected (including under any outstanding debt), except for as would not, individually or in the aggregate, be reasonably expected to have a Medeor Material Adverse Effect or any notice or other action the absence of which, individually or in the aggregate, would not be reasonably expected to have a Medeor Material Adverse Effect.

Section 4.7 Approvals. No consent, waiver, approval, order, authorization or declaration of, filing or registration with, or notice to, any Governmental Authority or other Person is required to be made, obtained or given by or with respect to Medeor in connection with the execution and delivery by Medeor of this Agreement, the performance by Medeor of its obligations hereunder or the consummation by Medeor of the transactions contemplated hereby, except for (a) the approval of the Medeor shareholders; (b) the Cornell Consent, (c) such consents, waivers, approvals, orders, authorizations, declarations, filings, registrations and notices, which if not obtained or made would not reasonably be expected to have a Medeor Material Adverse Effect and (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Section 4.8 Financial Statements; No Undisclosed Liabilities.

(a)       Medeor has made available to the Company true, complete and correct copies of Medeor’s (i) unaudited consolidated balance sheets as of June 30, 2013 and June 30, 2012, and unaudited consolidated statements of income and cash flows for the years ended June 30, 2012 and 2013 (the “Medeor Annual Financial Statements”) and (ii) an unaudited consolidated balance sheet of Medeor (the “Medeor Balance Sheet”) as of September 30, 2013 (the “Medeor Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows for the three-month period then ended (together with the Medeor Balance Sheet, the “Medeor Interim Financial Information”). The Medeor Interim Financial Information and the Medeor Annual Financial Statements are collectively referred to herein as the “Medeor Financial Statements.” The Medeor Financial Statements have been prepared from, and in accordance with, the information contained in the books and records of Medeor, which have been regularly kept and maintained in accordance with Medeor’s normal and customary practices and applicable accounting practices and fairly present, in all material respects, the financial condition of Medeor as of the dates thereof and results of operations and cash flows for the periods referred to therein, and have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, except (a) as otherwise stated therein (b) for such normal year-end adjustment (which will not be material); and (c) the absence of notes as required by GAAP.

(b)       Since the Medeor Balance Sheet Date, Medeor has not incurred any material Liabilities or obligations (whether direct, indirect, accrued or contingent), except for Liabilities or obligations incurred in the ordinary course of business and consistent with past practice.

Section 4.9 Ordinary Course Operations. Since the Medeor Balance Sheet Date, Medeor has conducted its business in the ordinary course, consistent with past practice, and Medeor has not taken any actions which could reasonably be expected to result in either a breach of this Agreement or a Medeor Material Adverse Effect.

Section 4.10 Intellectual Property Matters.

(a)       Medeor has made available to the Company a true, complete and correct list of all United States, state, foreign and international: (i) patents (including, without limitation, patent applications) and any material invention disclosures for patent applications to be filed or under consideration for filing; (ii) trademark registrations, applications and material unregistered or common law trademarks; (iii) copyright registrations, applications and material unregistered copyrights. All such intellectual property rights have been duly maintained, are valid and subsisting, in full force and effect, have not been cancelled or abandoned, and have not expired. Other than pursuant to the Initial D-Meth License Agreement, Medeor has not granted to any third Person any exclusive right with respect to any of Medeor’s intellectual property.

(b)       There is no pending or threatened claim against Medeor or any claim alleging that Medeor infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any third Person, or (ii) challenging Medeor’s rights relating to its intellectual property and, to the Knowledge of Medeor, there is no reasonable basis for a claim regarding any of the foregoing.

Section 4.11 Litigation. There is no action pending or, to the Knowledge of Medeor, threatened in writing against Medeor or its properties (tangible or intangible) or its Directors or corporate officers in their respective capacities as such or for which Medeor is obligated to indemnify a third party, (b) there is no investigation or other proceeding pending or, to the Knowledge of Medeor, threatened in writing, against Medeor, its officers or Directors in their respective capacities as such or for which Medeor is obligated to indemnify a third party, and (c) no Governmental Authority has provided Medeor with written notice challenging or questioning in any material respect the legal right of Medeor to conduct its operations as conducted at that time or as presently conducted.

Section 4.12 Compliance with Laws; Permits.

(a)       Medeor is, and since January 1, 2011 has been, in compliance in all material respects with all Laws applicable thereto, including those applicable by virtue of a contractual relationship with a third party. Medeor is not in material violation of or in default under, and to the Knowledge of Medeor, no event has occurred which, with the lapse of time or the giving of notice or both, would result in the material violation of or default under, the terms of any judgment, order, settlement or decree of any Governmental Authority.

(b)       Medeor is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for Medeor to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date of the Merger Agreement (the “Medeor Permits”), and, to the Knowledge of Medeor, all such Medeor Permits are valid and in full force and effect.

Section 4.13 Taxes. Medeor has duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Authorities all Tax Returns (including all relevant elections associated with those Tax Returns) required to be filed by them or with respect to their income, properties or operations, and all such Tax Returns are true, complete and correct in all material respects.

Section 4.14 Insurance. Medeor has made available to the Company a true, complete and correct list of all material insurance policies or binders maintained by or for the benefit of Medeor, its Directors, officers, employees or agents. All such policies or binders are in full force and effect and no premiums due and payable thereon are delinquent, (b) there are no pending material claims against such insurance policies or binders by Medeor as to which the insurers have denied Liability, (c) Medeor has complied in all material respects with the provisions of such policies and (d) there exist no material claims under such insurance policies or binders that have not been properly and timely submitted by Medeor to its insurers.

Section 4.15 Related-Party Transactions. Other than advances to employees in the ordinary course for travel and similar reimbursable expenses consistent with Medeor policy, no employee, officer or Director of Medeor or member of his or her immediate family is currently indebted to Medeor. To the Knowledge of Medeor, as of the date hereof none of such Persons has any direct or indirect ownership interest in any firm or corporation with which Medeor is affiliated or with which Medeor has a business relationship, or any firm or corporation that competes with Medeor.

Section 4.16 Tax Treatment. None of Medeor nor any of its Affiliates has taken or agreed to take any action that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.17 Disclosure. No representation or warranty by Medeor contained in this Agreement, and no statement of Medeor contained in Medeor Disclosure Letter or any other document, certificate or other instrument delivered or to be delivered by or on behalf of Medeor hereunder, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein, not misleading.

Section 4.18. Exemption from Registration. Medeor understands and agrees that the shares of Relmada's common stock to be issued pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state of the U.S. and that the issuance of the Merger Consideration is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

Section 4.19. Title to Assets. Medeor owns outright and has good and marketable title to, a valid leasehold interest in or legally enforceable right to use, all of the assets reflected on the Medeor Balance Sheet, free and clear of all Encumbrances. On the Effective Date, all of the assets and properties of Medeor shall be free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 4.20. Money Laundering. To the Knowledge of Medeor, neither Medeor nor any other Person associated with or acting on its behalf has directly or indirectly (x) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, domestic or foreign, regardless of form, whether in money, property, or services (i) in violation of any Law, or (ii) to foreign or domestic government officials or employees or to foreign or domestic political Parties or campaigns, (y) violated any applicable export control, money laundering or anti-terrorism Law, or otherwise taken any action that would be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or (z) established or maintained any fund or asset with respect to its business that has not been recorded in its books and records.

ARTICLE V

Covenants

Section 5.01 Stockholder Approval. Subject to the terms set forth in this Agreement and in accordance with Section 228 of the DGCL, Medeor shall take all action reasonably necessary to obtain, from its shareholders owning at least a majority of its issued and outstanding common stock, written consent to the Merger, this Agreement, all of the transactions contemplated hereby and to become a party to the Stockholders Agreement (the "Stockholders Consent") as soon as reasonably practicable, and in any event no later than December 30, 2013. In connection therewith, following receipt of the Stockholders Consent, Medeor shall mail notice to all of its stockholders who did not provide their written consent describing the approved resolutions in compliance with Section 228(e) of the DGCL. The Parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable in accordance with Section 251 of the DGCL.

Section 5.02 Public Announcements. Any press release with respect to this Agreement and the transactions contemplated hereby shall be mutually agreed upon by the Company and Medeor. Except to the extent previously disclosed or to the extent the Parties are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent either Party believes it is required by law or regulation to make disclosure regarding the transaction, it shall, if possible, immediately notify the other Party prior to such disclosure and provide the opportunity for the other Party to make reasonable comments to such disclosure.

Section 5.03 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Medeor, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Medeor, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Medeor acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger to carry out the spirit of this Agreement.

Section 5.04 Corporate Examinations and Investigations. Prior to the Closing, each Party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of the Company and Medeor as each party may reasonably request. In order that each Party may have the full opportunity to do so, the Company and Medeor shall furnish each Party and its representatives during such period with all such information concerning the affairs of the Company or Medeor as each party or its representatives may reasonably request and cause the Company or Medeor and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each Party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each Party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each Party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

Section 5.05 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties and shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other Persons the consent or approval of which, or the license or permit from which is required for the consummation of the Merger and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

Section 5.06 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Effective Date, each Party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability (except in the ordinary course of its business) not required or specifically contemplated hereby, without first obtaining the written consent of the Company, on the one hand, and Medeor, on the other hand. Without the prior written consent of the Company or Medeor, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

Section 5.07 Litigation. From the date hereof through the Closing, each Party shall promptly notify the representative of the other Party of any known Proceeding which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such Party.

Section 5.08 Notice of Default. From the date hereof through the Closing, each Party hereto shall give to the representative of the other Party prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such Party or which would render inaccurate in any material respect any of such Party’s representations or warranties herein.

Section 5.09 Private Financing. Prior to the Effective Time, the Company shall not issue any shares of its common stock at a price per share less than $0.08.

Section 5.10 Secretary of State Filing. The Parties agree to file this Agreement and any other documents required to be filed pursuant to Section 251 of the DGCL with Delaware's Secretary of State to effectuate the Merger.

Section 5.11 Indemnification of Medeor Directors and Officers.

(a)      For a period of six (6) years from and after the Effective Time, the Company agrees to indemnify and hold harmless all past and present directors, officers and employees of Medeor (collectively, the "Indemnitees") to the same or greater extent such persons are indemnified as of the date hereof by the Company pursuant to the Company Charter, the Company's By-laws and indemnification agreements, if any, in existence on the date hereof, for acts or omissions in such person's capacity as director, officer or employee of Medeor, occurring at or prior to the Effective Time; provided, however, that the Company agrees to indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary set forth in this Agreement, the Surviving Corporation (i) shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (ii) shall not have any obligation hereunder to any Indemnitee (x) to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law or (y) with respect to any claim finally determined to arise out of or relate to any fraud, willful misrepresentation or gross negligence of the Indemnitee, in each case of which the Indemnitee shall promptly refund to the Surviving Corporation the amount of all such expenses theretofore advanced pursuant hereto, if any or for which.

(b)      In the event the Surviving Corporation (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.11.

(c)      The obligations under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.11 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section applies shall be third party beneficiaries of this Section 5.11)

Section 5.12 Tax Matters. Each Party shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Medeor and the Company shall each cause all Tax Returns relating to the Merger to be filed on the basis of treating the Merger as a reorganization under section 368(a) of the Code.

Section 5.13 Assistance with Post-Closing Transactions, Reporting and Filings. Upon the reasonable request of the Company, after the Closing Date, the Chief Executive Officer of Medeor immediately prior to the Closing Date, shall use her reasonable best efforts to provide such information available to her, including information, filings, reports, financial statements or other circumstances of Medeor occurring, reported or filed prior to the Closing, as may be necessary or required by the Company for the preparation of the post-Closing Date reports that the Company is required to file with Cornell (as hereinafter defined) to remain in compliance and current with its reporting requirements under the Cornell Agreement (as hereinafter defined), or filings required to address and resolve matters as may relate to the period prior to the Closing, as well as any filings or documents required to be submitted relating to the Cornell License or required under the Cornell Agreement as required to address and resolve matters as may relate to the period and any actions taken prior to the Closing.

ARTICLE VI

Conditions

Section 6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger is subject to the satisfaction or, if permissible, waiver on or prior to the Closing Date of each of the following conditions:

(a)      Medeor Stockholder Approval. This Agreement will have been duly adopted by Medeor's stockholders pursuant to Section 251 and Section 228 of the DGCL. Such approval must also include each Medeor stockholder's agreement to become a party to the Stockholders Agreement and be bound by the terms thereof.

(b)      No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over either Party shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(c)      Cornell Consent and Agreement. Medeor shall have obtained the written consent of Cornell University (the "Cornell Consent"), as required pursuant to Section 10.3 of that certain Amended And Restated License Agreement by and between Medeor and Cornell University, as represented by its Cornell Center for Technology Enterprise and Commercialization (hereinafter “Cornell”) effective April 17, 2012 (Our ref.: CCTEC D-2051 (Contract 2012-11-08105)) (the "Cornell Agreement"), expressly permitting Medeor to assign, directly or indirectly, all of its rights and obligations under the Cornell Agreement to the Company and agreeing to amend certain subsections of Section 3.3 of the Cornell Agreement, with such agreement to the amendment to be in the form of a signed Amendment, in a form and substance reasonably satisfactory to the Company.

(d)     Assignment and Assumption Agreement. In furtherance of the Cornell Consent and to facilitate the assignment of rights contemplated thereby, the Parties shall enter into an Assignment and Assumption agreement, in a form substantially similar to Exhibit A attached hereto.

(e)      No Force Majeure Event. There shall not have been any delay, error, failure or interruption in the conduct of the business of the Company or Medeor, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

Section 6.02 Conditions Precedent to Company. In addition to the obligations and conditions set forth in Section 6.01 above, the Company's obligation to effect the Merger and to take the other actions required to be taken by the Company in advance of or at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

(a)      Representations and Warranties. Each of the representations and warranties of Medeor contained in this Agreement shall be true and correct in all respects (without regard to any materiality qualifications contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date need only speak to that date), unless the failure to be true and correct would not constitute a Medeor Material Adverse Effect.

(b)      Agreements and Covenants. Medeor shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)      No Medeor Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Medeor Material Adverse Effect.

(d)      Consents and Approvals. All material consents, approvals and authorizations listed on the Medeor Disclosure Letter shall have been obtained.

(e)      Court Proceedings. No action or claim shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof; or (iii) affect adversely the right or powers of the Surviving Corporation to own, operate or control the combined company following the Merger, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

(f)      Certificate of Officer. Medeor shall have delivered to the Company, a certificate executed by an officer of Medeor, certifying the satisfaction of the conditions specified in (a) through (d).

(g)      Documents. Medeor shall have delivered to the Company at the Closing: (i) a Secretary’s Certificate, dated as of the Closing Date, certifying attached copies of (A) the Organizational Documents of Medeor, (B) the resolutions of the Medeor Board of Directors approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of Medeor signing this Agreement and any other agreement or instrument contemplated hereby to which Medeor is a party; (ii) a Certificate of Good Standing of Medeor that is dated within three (3) business days of the Closing; (iii) the Medeor Disclosure Letter; (iv) all contracts, documents, files and records that are necessary for the Surviving Company to carry out Medeor's business, including but not limited to the business related to the license granted pursuant to the Assignment and Assumption Agreement; and (v) such other documents as the Company may reasonably request.

Section 6.03 Conditions Precedent of Medeor. In addition to the obligations and conditions set forth in Section 6.01 above, Medeor's obligation to effect the Merger and take the other actions required to be taken by Medeor in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Medeor, in whole or in part):

(a)      Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without regard to any materiality qualifications contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date need only speak to that date), unless the failure to be true and correct would not constitute a Company Material Adverse Effect.

(b)      Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)      No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)      Consents and Approvals. All material consents, approvals and authorizations listed on the Company Disclosure Letter shall have been obtained.

(e)      Court Proceedings. No action or claim shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof; or (iii) affect adversely the right or powers of the Surviving Corporation to own, operate or control the combined company following the Merger, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

(f)      Certificate of Officer. The Company shall have delivered to Medeor a certificate executed by an officer of the Company certifying the satisfaction of the conditions specified in (a) through (d).

(g)      Documents. The Company shall have delivered to Medeor at the Closing: (i) a Secretary’s Certificate, dated as of the Closing Date, certifying attached copies of (A) the Organizational Documents of the Company, (B) the resolutions of the Company Board of Directors approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Company is a party; (ii) a Certificate of Good Standing of the Company that is dated within three (3) business days of the Closing; (iii) the Company Disclosure Letter; and (iv) such other documents as Medeor may reasonably request.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.01 Termination By Mutual Consent. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Medeor's stockholders) by mutual written consent of the Company and Medeor.

Section 7.02 Termination By Either the Company or Medeor. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by either the Company or Medeor if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated hereby, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order.

Section 7.03 Termination by Medeor. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time by Medeor (notwithstanding any approval of this Agreement by Medeor's stockholders), if the Company shall have breached or failed to perform in any material respect any of their covenants and agreements set forth in this Agreement or the Assignment and Assumption Agreement, which breach or failure to perform would give rise to the failure of a condition to the obligations of Medeor to consummate the Merger (or if curable, such breach or failure to perform has not been cured within 20 Business Days after its receipt of written notice thereof from Medeor).

Section 7.04 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time by the Company (notwithstanding any approval of this Agreement by Medeor's stockholders) if Medeor shall have breached or failed to perform in any material respect any of their covenants and agreements set forth in this Agreement or the Assignment and Assumption Agreement, which breach or failure to perform would give rise to the failure of a condition to the obligations of the Company to consummate the Merger (or if curable, such breach or failure to perform has not been cured within 20 Business Days after its receipt of written notice thereof from the Company).

Section 7.05 Amendment. Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended or supplemented in any and all respects, whether before or after the Effective Time or any vote or consent of Medeor's stockholders contemplated hereby, by written agreement signed by each of the parties hereto; provided, however, that following the adoption of this Agreement by Medeor's stockholders and prior to the Effective Date, no amendments shall be made which by Law requires further approval by such holders without obtaining such further approval.

Section 7.06 Waiver. At any time prior to the Effective Time, either Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other Party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Medeor, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law requires further approval by the Medeor stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

Miscellaneous

Section 8.01 Interpretation; Construction.

(a)           All headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." A reference in this Agreement to $ or dollars is to U.S. dollars. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "this Agreement" shall include the Company Schedules and Medeor's Schedules.

(b)           The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.02 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. The Parties do hereby consent and submit to the venue and jurisdiction of the State or Federal Courts residing in New York, New York as the sole and exclusive forum for such matters of disputes, and further agree that, in the event of any action or suit as to any matters of dispute among the Parties, service of process may be made upon the other party by mailing a copy of the summons and/or complaint to the other party at the address set forth herein. Notwithstanding anything to the contrary contained herein, the Parties may seek equitable relief, or enforce any final judgment of any such federal or state court residing in New York, New York, in any other jurisdiction in any manner provided by applicable law.

Section 8.03 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

Section 8.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on the Signature Page hereto (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.04):

Section 8.05 Entire Agreement. This Agreement and the Assignment and Assumption Agreement (including the Exhibits and Schedules hereto and thereto), constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Assignment and Assumption Agreement and the Schedules hereto and thereto, the statements in the body of this Agreement will control.

Section 8.06 No Third Party Beneficiaries. Except for the indemnification rights of the Medeor Directors and officers pursuant to Section 5.11, this Agreement is for the sole benefit of the Parties and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.07 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.08 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Company and the Surviving Corporation may, without the prior written consent of Medeor, assign all or any portion of its rights under this Agreement to a direct or indirect wholly-owned subsidiary. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.09 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.10 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.11 Counterparts; Effectiveness. This Agreement may be executed in any number of original or facsimile counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

Section 8.12 General Survival. The Parties agree that, regardless of any investigation made by the Parties, the representations and warranties of the Parties contained in this Agreement shall survive the execution and delivery of this Agreement for a period beginning on the date hereof and ending at the Effective Time except that (a) the representations and warranties set forth in Article IV shall survive for six (6) years following the Effective Date, (b) any intentional misrepresentation of which the party making such representation had knowledge prior to the Effective Date shall survive for one (1) year following the Effective Date, and (c) any misrepresentation of which the party not making such representation had knowledge prior to the Effective Date shall not survive the Effective Date but only to the extent of the party not making such representation’s actual knowledge. All of the covenants, agreements and obligations of the Parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive: (a) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance, or (b) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

Signatures on next page.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RELMADA THERAPEUTICS, INC.

By:	/s/ Sergio Traversa
Name: Sergio Traversa
Title: CEO

MEDEOR, INC.

By:	/s/ Valerie Debler
Name: Valerie Debler
Title: CEO

Annex I
Definitions

(a)           Defined Terms

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

"Assignment and Assumption Agreement" means that certain Assignment and Assumption Agreement, dated on even date herewith, between the Company and Medeor.

"Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Contract” means any contract, agreement, license, indenture, note, bond, loan, instrument, lease, commitment, work order, task order, purchase order, statement of work, understanding or other arrangement, whether, express or implied, written or oral.

"Cornell License" means the license granted pursuant to the Cornell Agreement, as defined in Section 6.01(c).

“Encumbrances” means any mortgage, pledge, security interest, encumbrance, lien, claim, option, easement, deed of trust, right-of-way, encroachment, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or charge of any kind, whether voluntary or involuntary, on any of the assets, properties or securities of the Companies, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.

“GAAP” shall mean U.S. generally accepted accounting principles as are in effect from time to time applied on a consistent basis both as to classification of items and amounts.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official, regulator, quasi-governmental authority, or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, town, borough, village, district or other political subdivision and shall include any stock exchange, quotation service, FINRA and the United States Patent and Trademark Office.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt and accrued expenses incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person with respect to guarantees of Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations plus any accrued interest thereon, (i) all net obligations of such Person under hedging agreements, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred equity securities issued by such Person and which by the terms thereof are (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration at any time, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, (m) all obligations of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer and (n) obligations of such Person under non-compete agreements to the extent such obligations are quantifiable contingent obligations of such Person under GAAP principles.

“Intellectual Property” shall mean all of the following items, along with all income, royalties, damages and payments due or payable at the Closing or thereafter, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights or interests that, now or hereafter, may be secured throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, trade dress, logos, trade names and Medeor's names, together with all translations, adaptations, derivations, and combinations, including all goodwill associated therewith; (iii) copyrights, registered or unregistered and copyrightable works; (iv) domain names; (v) mask works; (vi) all registrations, applications and renewals for any of the foregoing; (vii) trade secrets, including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law, and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing information and plans, and customer and supplier lists, pricing and cost information, and related information); (viii) computer software and software systems (including data compilations, databases and related documentation); (ix) rights of publicity, persona rights or other rights to use indicia of any Person’s personality; (x) licenses or other agreements to or from third parties regarding the foregoing; and (xi) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, with respect to Medeor, the actual knowledge of Valerie Debbler, and with respect to the Company, the actual knowledge of any officer, executive employee or director of the Company after due inquiry.

“Laws” (or “Law” where the context requires) shall mean applicable international, multinational, national, foreign, federal, state, municipal, local (or other political subdivision) or administrative law, constitution, statute, code, ordinance, rule, regulation, requirement, standard, policy, or guidance having the force of law, treaty, judgment, order, injunction, award and decree of any kind of nature whatsoever including any judgment or principle of common law.

“Legal Proceeding” means any action, suit, litigation, investigation or judicial, administrative or arbitration inquiry or proceeding.

“Liability” means any Liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether secured or unsecured, whether liquidated or unliquidated, and whether due or to become due), including any Liability for Taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement.

“Licenses” means all licenses, sublicenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Medeor has licensed any Purchased Asset, including any Intellectual Property.

“Material Contract” means each Contract to which either Party is a party which requires the payment during the term thereof in excess of $25,000.

“Order” means any enforceable award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, other Governmental or Regulatory Authority or by any arbitrator.

“Ordinary Course” means, with respect to any Person, in the ordinary course of that Person’s business consistent with past practice, including as to the quantity, quality and frequency.

“Permits” means permits, certificates, licenses, orders, franchises, authorizations and approvals issued or granted by Governmental or Regulatory Authorities.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any similar entity.

“Tax Returns” shall mean all returns, declarations, reports, claims for refund, forms, estimates, information returns and statements required to be filed in respect of any Taxes to be supplied to a taxing authority in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” (or “Tax” where the context requires) means all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, environmental (including taxes under Section 59A of the Code), premium, disability, registration, license, alternative or add-on minimum, stamp, value added, goods and services, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, social security, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments, including any Liability of Medeor for the unpaid Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law) as transferee or successor, by contract or otherwise), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto relating to the assets, business or property of Medeor with respect to any period or arising out of the transaction contemplated hereby.

“Transaction Documents” shall mean the collective reference to this Agreement, all Exhibits to this Agreement and all other certificates and instruments to be executed and delivered by the Parties on the Effective Time, including, without limitation, the Assignment and Assumption Agreement.

“Treasury Regulations” shall mean the regulations promulgated under the Code (or corresponding future Law), or corresponding future regulations.

(b) For the purposes of this Agreement, except to the extent that the context otherwise requires:

(i)	whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(ii)	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iii)	all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(iv)	the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(v)	if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(vi)	references to a Person are also to its permitted successors and assigns; and

(vii)	the use of “or” is not intended to be exclusive unless expressly indicated otherwise.